UNITED STATES
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                                 NEOPHARM, INC.
                (Name of Registrant as Specified in its Charter)

   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

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

***FOR IMMEDIATE RELEASE***


CONTACT:
Larry Kenyon, Chief Financial Officer       Paul Arndt, Corporate
lkenyon@neophrm.com                         Communications Manager
847-295-8678 x 210                          parndt@neophrm.com
                                            847-295-8678 x 215


                 NEOPHARM BELIEVES ISS REACHED WRONG CONCLUSION
    NEOPHARM URGES SHAREHOLDERS TO VOTE THE BLUE REVOCATION OF CONSENT CARD

LAKE FOREST, IL - OCTOBER 18, 2004 - NeoPharm, Inc. (Nasdaq: NEOL), today announced that it believes Institutional Shareholder Services ("ISS") reached the wrong conclusion in its recommendation regarding the Kapoor consent solicitation.

"Your Board is of the strongly held view that the election of John Kapoor's nominees will undermine our clinical trials, disrupt our management team and be detrimental to shareholders," said Erick Hanson, Chairman of the Board of Directors of NeoPharm. "We urge shareholders to support NeoPharm's current Board by executing their Blue Revocation of Consent Card and discarding the white consent card distributed by John Kapoor."

NeoPharm noted that ISS' recommendations are directed to its institutional clients, who are free to reject the recommendations. Given that institutions tend to make their own decisions, NeoPharm believes that ISS' position will sway few votes.

NeoPharm also noted that in its report, ISS highlighted a number of important points with which the current Board agrees:

>> Notwithstanding Mr. Kapoor's repeated denials, this is a battle for control of the Board.

>>       The dissident nominees bear the risk of being hand-picked by Mr.
         Kapoor.

>> The four incumbent directors that Mr. Kapoor seeks to replace are independent.

>>       ISS is not in a position to determine the "right" cash burn rate.

>> Mr. Kapoor's cost estimates leave out necessary expenses, including: data collection, data management, training, marketing expenses for enrollment, expenses with clinical research organizations, manufacturing scale-up, compliance costs, legal expenses, and lease termination and consolidation costs.

>> Mr. Kapoor's projections are "aggressive" and his planned work force reduction from 130 to 60 employees is "drastic."

>> In both the Company's and Mr. Kapoor's cost scenarios, NeoPharm would have to raise additional financing before IL13-PE38QQR ("IL13-PE38") approval.

>> There are trade-offs in reducing the cash burn rate at the expense of jeopardizing the outcome or timing of FDA approval for IL13-PE38.

>> Mr. Kapoor's history of related party transactions clearly raises a question mark as to his credibility to lead a new board.

                                     -more-

The Board indicated, however, that "where ISS clearly got it wrong was in:

>> Assuming the election of Mr. Kapoor's slate will not seriously disrupt our management team and continuity. We believe it will.

>>       Ignoring both

         o (1) the fact that Mr. Kapoor led our board as Chairman through the Pfizer arbitration, events leading to the SEC investigation and other matters that he currently criticizes, and

         o (2) that Mr. Kapoor voted together with the rest of our board on every major decision up until his removal. He did.

>> Believing that a change in control of our board, the resulting disruption of our management, and the indiscriminate slashing of our cost structure will not threaten progress on IL13-PE38. We believe it will."

NeoPharm believes its current Board and management is the best team to lead the Company. "After the substantial decline in our stock price this summer, the independent directors took decisive action to replace both the Chairman and CEO of this Company and chart a new course. Under Greg Young's leadership we are reducing our costs and rapidly moving forward with our PRECISE trial. We believe that shareholders do not want to see our progress derailed by a new and inexperienced Board, led by John Kapoor," said Mr. Hanson.

"NeoPharm and its management team are committed to reducing our net loss to between $43 million and $47 million in 2005, resulting in a cash burn rate of approximately $41 million to $45 million in 2005 (after eliminating depreciation of approximately $2 million)," commented Gregory P. Young, NeoPharm's President and Chief Executive Officer. "We believe our plan, which we will describe in greater detail in our upcoming conference call, offers the Company the best opportunity to successfully bring IL13-PE38 to market and maximize the value of our other assets. We have little confidence in Mr. Kapoor's approach, which simply ignores important costs that will have to be incurred to get the job done."

NeoPharm believes its shareholders share its concerns regarding the risks of replacing the current independent Board with a slate of nominees hand-picked by Mr. Kapoor that has little knowledge of the Company, no rapport with the management team and a "business plan" based on slashing costs without regard to the adverse consequences to the Company and its clinical programs.

About NeoPharm

NeoPharm, Inc., based in Lake Forest, IL, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications. The Company has a portfolio of compounds in various stages of development. Additional information about NeoPharm, recent news releases, and scientific abstracts related to NeoPharm's clinical and pre-clinical research can be obtained by visiting NeoPharm's Website at: www.neophrm.com, or calling Paul Arndt at 847-295-8678, x215.

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Forward Looking Statements - This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as "expects," "intends," "hopes," "anticipates," "believes," "could," "may," "evidences" and "estimates," and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company's drug development program, including, but not limited to the initiation, progress and outcomes of clinical trials of the Company's drug product candidates, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production and marketing of the Company's drug and non-drug compounds, uncertainty regarding the availability of third party production capacity, uncertainty regarding the outcome of damage claims made by or against the Company, the Company's ability to cut back on its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug and non-drug compounds that could slow or prevent products coming to market, uncertainty regarding the Company's ability to market its drug and non-drug products directly or through independent distributors, the uncertainty of patent protection for the Company's intellectual property or trade secrets, uncertainty regarding the efforts of John N. Kapoor to obtain consent for, among other things, removal of four of the Company's current independent directors, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.